Exhibit 99.1

NEWS RELEASE Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com
INVESTORS: Lisa A. Indest SVP, Finance and Accounting 614.887.5844 lindest@glimcher.com	MEDIA: Karen Bailey Director, Corporate Communications 614.887.5847 kbailey@glimcher.com

FOR IMMEDIATE RELEASE
Thursday, February 14, 2013

GLIMCHER REPORTS FOURTH QUARTER
AND FISCAL YEAR 2012 RESULTS

•Mall store sales improved 7.7% to $435 per square foot at December 31, 2012
•12% re-leasing spreads for the mall store leases signed during the fourth quarter of 2012
•Net operating income for comparable properties up 2% during the fourth quarter of 2012

COLUMBUS, OH - February 14, 2013 - Glimcher Realty Trust (NYSE: GRT) today announced financial results for the fourth quarter and fiscal year ended December 31, 2012. A description and reconciliation of non-GAAP financial measures to GAAP financial measures is contained in a later section of this press release. References to per share amounts are based on diluted common shares.

“We are pleased with another quarter of strong fundamentals turned in from our core mall portfolio,” stated Michael P. Glimcher, Chairman of the Board and CEO. “With portfolio occupancy over 95%, mall store sales per square foot at a record level, and tenant occupancy cost ratios remaining at historic lows, we believe the Company is well positioned to deliver meaningful growth in 2013 and beyond.”

Net loss to common shareholders during the fourth quarter of 2012 was $24.3 million, or $0.17 per share, as compared to net income to common shareholders of $28.0 million, or $0.26 per share, in the fourth quarter of 2011. Funds From Operations (“FFO”) during the fourth quarter of 2012 was $28.5 million, or $0.20 per share, compared to $22.0 million, or $0.20 per share, in the fourth quarter of 2011.

For fiscal year 2012, net loss to common shareholders was $30.5 million, or $0.23 per share, compared to a net loss of $5.0 million, or $0.05 per share, for fiscal year 2011. FFO was $80.1 million, or $0.58 per share, for fiscal year 2012, compared to $56.4 million, or $0.52 per share, for fiscal year 2011.

Fourth Quarter and Fiscal Year Earnings Highlights

•
Total revenues were $91.8 million in the fourth quarter of 2012, compared to total revenues of $71.9 million in the fourth quarter of 2011. The $19.9 million increase in total revenues resulted primarily from $18.9 million of revenue from properties acquired since December 2011, as well as revenue growth of $1.9 million from Scottsdale Quarter®, an open-air center in Scottsdale, Arizona. The acquired properties were Town Center Plaza and Town Center Crossing, each located in Leawood, Kansas, and Malibu Lumber Yard located in Malibu, California. The Company also acquired the remaining 80% indirect ownership interest in Pearlridge Center in Honolulu, Hawaii (“Pearlridge”) during the second quarter of 2012.

•
Total revenues were $326.0 million for fiscal year 2012 compared to total revenues of $267.4 million for the fiscal year 2011. The $58.6 million increase in total revenues resulted primarily from $53.1 million of revenue from properties acquired since December 2011 as well as revenue growth of $6.7 million from Scottsdale Quarter®.

•
Net loss to common shareholders was $24.3 million in the fourth quarter of 2012, compared to net income to common shareholders of $28.0 million in the fourth quarter of 2011. The $52.3 million decrease in net income was primarily due to increased non-cash impairment charges in the fourth quarter of 2012 and the $27.8 million gain on the sale of Polaris Towne Center in Columbus, Ohio recognized during the fourth quarter of 2011. The Company's share of impairment charges related to Eastland Mall located in Columbus, Ohio and Tulsa Promenade Mall located in Tulsa, Oklahoma (“Tulsa”) during the fourth quarter of 2012 impacted earnings by a total of $24.9 million.  The 2012 impairment charges related to Eastland Mall were $18.5 million and the Company's share of the 2012 impairment charge on Tulsa was $6.4 million.

•
Net loss to common shareholders for fiscal year 2012 was $30.5 million, compared to a net loss of $5.0 million for fiscal year 2011. The $25.5 million decrease was primarily due to the $27.8 million gain from the sale of Polaris Towne Center during fiscal year 2011, $9.9 million of non-cash write-offs in fiscal year 2012, and an increase of $12.7 million in non-cash impairment charges recognized in the fiscal year 2012. The $9.9 million of non-cash write-offs in 2012 include the $3.4 million write-off of issuance costs related to the redemption of preferred shares, the $3.2 million write-off of pre-development costs related to a project in Panama City Beach, Florida, and a charge of $3.3 million related to the write down of a note receivable from the Tulsa joint venture, which owns Tulsa. The 2012 impairment charges related to Eastland Mall for $18.5 million, $10.6 million for the Company's share of Tulsa's impairment, and $1.6 million for the Company's share of Town Square at Surprise in Surprise, Arizona. The 2011 impairments related to land held-for-sale ($9.0 million) and the Company's pro-rata share of the impairment ($9.0 million) related to Tulsa. Partially offsetting these decreases to net income was the Company's recognition of a $25.1 million gain on the re-measurement of its 20% equity investment in Pearlridge during fiscal year 2012.

•
Net operating income (“NOI”) for comparable mall properties, including the pro-rata share of the malls held through joint ventures, increased 1.8% when comparing the three months ended December 31, 2012 to the three months ended December 31, 2011. NOI for these same properties for the fiscal year ended December 31, 2012 increased approximately 0.8% compared to the fiscal year ended December 31, 2011.

•
Average store rents for the Core Malls were $34.74 per square foot (“psf”) as of December 31, 2012, a 4.1% improvement from $33.37 psf as of December 31, 2011. Average in-line store rents include in-line permanent retail stores that are less than 10,000 square feet. Core Malls include all of the Company's open-air centers, mall properties and outlet properties, including both wholly-owned and material joint venture properties.

•
Re-leasing spreads for the Core Malls increased by 12% for the non-anchor leases signed during the fourth quarter of 2012, with base rents averaging $34.19 psf. Re-leasing spreads represent the percentage change in base rent for permanent leases signed, both new and renewals, to the base rent for comparative tenants for those leases where the space was occupied in the previous twenty-four months.

•	Total occupancy for Core Malls increased 50 basis points to 95.3% at December 31, 2012 compared to 94.8% at December 31, 2011.

•
Average store sales in the Core Malls increased 7.7% to $435 psf for the twelve months ended December 31, 2012, compared to $404 psf for the twelve months ended December 31, 2011. Average store sales represent retail sales for mall stores of 10,000 square feet of gross leasable area or less that reported sales in the most recent twelve month period.

•
Comparable store sales for the Company's Core Malls during the twelve months ended December 31, 2012, compared to the twelve months ended December 31, 2011 increased 3.9%. Comparable sales compare only those stores with sales in each twelve month period ended December 31, 2012 and December 31, 2011.

•
Occupancy costs for the twelve months ended December 31, 2012 were 10.8% of tenant sales for Core Mall stores. Occupancy costs include the tenants' minimum rent and amounts the tenants pay toward operating costs and real estate taxes.

•
Scottsdale Quarter® finished the year ended December 31, 2012 with a total occupancy of 88.5% for the first two phases of the project, comprised of retail at 84.1% and office at 97.8%. When including signed leases for tenants not yet open, leases out for signature, and outstanding letters of intent, approximately 96% of the gross leasable area for the first two phases has been addressed.

Update on Liquidity and Capital Resources

•
Debt-to-total-market capitalization at December 31, 2012 (including the Company's pro-rata share of joint venture debt) was 46.1%, based on a common share closing price of $11.09, as compared to 50.6% at December 31, 2011, based on a common share closing price of $9.20. Debt with fixed interest rates represented approximately 89.2% of the Company's consolidated total outstanding borrowings at December 31, 2012, compared to 85.0% at December 31, 2011.

•
The Company sold 1.1 million common shares, at a weighted average price of $10.80 per share, under its at-the-market (“ATM”) equity offering program during the three months ended December 31, 2012, generating net proceeds of $11.4 million. The proceeds generated from the ATM program were used to repay a portion of the outstanding balance under the Company's corporate credit facility. The Company has approximately $29.2 million available for issuance under the ATM program based upon the shares sold through December 31, 2012.

•
The mortgage loan for Tulsa matured on December 31, 2012 and is currently in default. The lender has not initiated any adverse actions. The Tulsa joint venture, in which the Company has a 52% interest, is engaged in active discussions with the lender regarding an extension of the loan's term and the continued marketing of Tulsa for sale. In January 2013, the Tulsa joint venture received an offer and expects to enter into an agreement to sell Tulsa during the first quarter of 2013. Accordingly, the joint venture reduced the carrying value of Tulsa in the fourth quarter of 2012 to the purchase price in the offer.

•
In January 2013, the Company acquired University Park Village, a premier open-air center located in Fort Worth, Texas, for $105.0 million. University Park Village has approximately 173,220 square feet of leasable retail space, tenant sales averaging approximately $800 per square foot and occupancy at 97%. The Company funded the acquisition through a $60 million term loan with the remaining funds coming from the Company's credit facility. The term loan has an interest rate of LIBOR plus 300 basis points and matures on April 8, 2013. The Company expects to obtain long-term mortgage financing on the property prior to the term loan's maturity date, provided market conditions are favorable.

•
In February 2013, the Company closed on a $225 million loan on Polaris Fashion Place in Columbus, Ohio (“Polaris”). The interest rate is 3.9% per annum and the loan has a term of 12 years. Proceeds from the loan were used to repay the previously outstanding $125.2 million loan on Polaris. The balance of the loan's excess proceeds was used to reduce the amount outstanding under the Company's credit facility.

•
The Company has currently received in excess of $250 million of non-binding commitments in support of the modification and extension of the corporate credit facility. The modification will extend the facility's maturity date to February 2017 with an additional one-year extension option available that would extend the final maturity date to February 2018. The new unsecured revolving credit facility (“Revolver”) will provide for improved pricing through lower interest rate spreads which are based on the Company's total debt outstanding as a percentage of total assets. Based upon the Company's current debt levels, pricing will be set initially at LIBOR plus 195 basis points versus the current rate of LIBOR plus 237.5 basis points. The commitment amount of $250 million will remain the same under the Revolver as modified with the ability to increase the commitment amount to $400 million under an accordion feature. Initially, the Company will have approximately $195 million of availability under the Revolver and is expecting to have over $160 million of unused capacity at closing. Simultaneously, the Company will close and fully draw on a new $45 million secured credit facility. The interest rate will be LIBOR plus 250 basis points and the term of the loan will be no longer than 15 months. The secured credit facility will be secured by 49% of the partnership interests in four of the Company's properties and will be subject to borrowing availability limits and financial covenants that are consistent with market terms.

2013 Outlook

As of the date of this release, the Company expects diluted net (loss) income per share to be in the range of $(0.02) to $0.02 for the year ending December 31, 2013, and expects diluted FFO per share to be in the range of $0.69 to $0.73 for the year ending December 31, 2013.

The Company's expectations for 2013 are based upon the following key factors and assumptions:

•
An increase in comparable Core Mall net operating income of 3.5% to 4.5%. Comparable Core Malls include all Core Mall properties beginning the quarter after the property has been owned for one year. Accordingly, Town Center Crossing in Leawood, Kansas and Malibu Lumber Yard in Malibu, California are excluded for the first half of the year, and University Park Village in Fort Worth, Texas is excluded for the full year. The increase in comparable Core Mall net operating income for 2013 when excluding Scottsdale Quarter® is 2.0% - 3.0%.

•	Lease termination income and gain on sales of outparcels of $2.0 to $3.0 million.

•	Net fee and service income of $3.0 to $3.5 million.

•	Bad debt expense of $2.0 to $3.0 million.

•	General and administrative expenses of $26.5 to $27.5 million for the year.

•	Total loan fee amortization of approximately $3.75 - $4.25 million for consolidated properties.

•	NOI yield for the first two phases of Scottsdale Quarter® for 2013 of approximately 4.00% - 4.25%. The project yield is calculated using the property NOI divided into an investment of $325 million.

•
$45 to $55 million of development and re-development investments primarily related to the outlet redevelopments at The Outlet CollectionTM | Jersey Gardens and The Outlet CollectionTM | Seattle. Completion of the outlet redevelopment is expected at the end of the third quarter 2013.

•	$22.5 to $27.5 million of recurring capital expenditures and tenant allowances / improvements.

•	$100 to $105 million of excess proceeds (including pro-rata share of joint ventures) from the recently closed Polaris loan and the re-financing of the Lloyd Center mortgage.

•	Closing of the Company's new Revolver and secured credit facility during the first quarter of 2013.

•	Closing by April 2013 on $50 to $55 million of permanent financing for the Company's recently acquired University Park Village.

•	Maintain the dividend rate of $0.40 per annum.

•	Disposition of Tulsa at the end of the first quarter, with an expected gain on the extinguishment of the Tulsa mortgage.

•	Net proceeds from use of the ATM program of $20 to $40 million.

•	Estimated outstanding balance on the Company's Revolver of $40 to $50 million as of December 31, 2013.

A reconciliation of the range of estimated diluted net (loss) income per share to estimated FFO per share for 2013 follows:

	Low End	High End
Estimated diluted net (loss) income per share	$(0.02)	$0.02
Add: Real estate depreciation and amortization*	0.75	0.75
Less: Gain on debt extinguishment	(0.04)	(0.04)
Estimated FFO per share	$0.69	$0.73

* wholly-owned properties and pro-rata share of joint ventures

For the first quarter of 2013, the Company estimates diluted net (loss) income per share to be in the range of $(0.01) to $0.01 and FFO per share to be in the range of $0.15 to $0.17. A reconciliation of the range of estimated diluted net (loss) income per share to estimated FFO per share for the first quarter of 2013 follows:

	Low End	High End
Estimated diluted net (loss) income per share	$(0.01)	$0.01
Add: Real estate depreciation and amortization*	0.20	0.20
Less: Gain on debt extinguishment	(0.04)	(0.04)
Estimated FFO per share	$0.15	$0.17

* wholly-owned properties and pro-rata share of joint ventures

This outlook is a forward-looking statement and is subject to the risks and other factors described elsewhere in this release.

Funds From Operations and Net Operating Income

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms. The Company's definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to above should not be considered as alternatives to net income or other GAAP measures as indicators of the Company's performance. Funds From Operations is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”). The Company uses FFO in addition to net income to report operating results. The National Association of REIT (“NAREIT”) defines FFO as net income (loss) available to common shareholders (computed in accordance with GAAP), excluding gains or losses from sales of depreciable property, impairment adjustments associated with depreciable real estate, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  The Company may also discuss FFO as adjusted. Reconciliations of non-GAAP financial measures to earnings used in this press release are included in the press release.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company's properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property's results of operations. In addition, the Company's computation of same mall NOI excludes straight-line adjustments of minimum rents, amortization of above-below market intangibles, termination income, and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property's performance. Real estate asset related depreciation and amortization, as well as impairment charges are excluded from NOI for the same reasons that it is excluded from FFO pursuant to NAREIT's definition.

Fourth Quarter Conference Call

Glimcher's fourth quarter and fiscal year investor conference call is scheduled for 11 a.m. ET on Friday, February 15, 2013. Those wishing to listen to this call may do so by calling 866.383.8008 Passcode: 88148342. This call also will be simulcast and available over the Internet via the website www.glimcher.com. A replay will be available approximately one hour after the Earnings Call through midnight March 1, 2013 by dialing 888.286.8010, Pass code: 87421514, or you can access the webcast replay on the Investor Relations page of the Company's website. Supplemental information about the fourth quarter and fiscal year operating results are available on the Company's website, or at www.sec.gov or by calling 614.887.5632.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of retail properties, which includes open-air centers, enclosed regional malls, as well as outlet centers. At December 31, 2012, GRT owned material interests in and managed 28 Properties with gross leasable area totaling approximately 21.5 million square feet, consisting of 25 Malls (21 wholly owned and four partially owned through joint ventures) and three Community Centers (two wholly owned and one partially owned through a joint venture).

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust's Series G and Series H preferred shares are listed on the New York Stock Exchange under the symbols “GRTPRG” and “GRTPRH,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market. Glimcher® and Scottsdale Quarter® are registered trademarks of Glimcher Realty Trust.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in the Company's debt instruments, failure or inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as a real estate investment trust, termination of existing JV arrangements, conflicts of interest with the Company's existing JV partners, failure to achieve projected returns on development properties, the failure to sell malls and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls, increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.

Visit Glimcher at: www.glimcher.com

GLIMCHER REALTY TRUST
Operating Results
(in thousands, except per share amounts)
(unaudited)

	Three Months ended December 31,
Statement of Operations	2012		2011

Total revenues	$91,807		$71,898
Total expenses (1)	(86,751)		(49,420)
Operating income	5,056		22,478
Interest expense, net	(18,439)		(16,584)
Equity in (loss) income of unconsolidated real estate entities, net	(5,459)		638
(Loss) income from continuing operations	(18,842)		6,532
Discontinued operations:
Gain on disposition of property	—		27,800
Income from operations	236		533
Net (loss) income	(18,606)		34,865
Allocation to noncontrolling interest	416		(710)
Less: Preferred stock dividends	(6,090)		(6,137)
Net (loss) income to common shareholders	$(24,280)		$28,018

Reconciliation of Net (Loss) Income to Common Shareholders to Funds From Operations		Per Diluted Common Share		Per Diluted Common Share
Net (loss) income to common shareholders	$(24,280)		$28,018
Allocation to noncontrolling interest (GPLP unit holders) (2)	(394)		710
	(24,674)	$(0.17)	28,728	$0.26
Real estate depreciation and amortization, net	26,106	0.18	16,966	0.15
Equity in loss (income) of unconsolidated entities, net	5,459	0.04	(638)	(0.00)
Pro-rata share of unconsolidated entities funds from operations	3,147	0.02	4,745	0.04
Impairment charges	18,477	0.13	—	—
Gain on disposition of property	—	—	(27,800)	(0.25)
Funds From Operations	$28,515	$0.20	$22,001	$0.20

Weighted average common shares outstanding - basic	142,478		108,576
Weighted average common shares outstanding - diluted (3)	144,799		111,771

Earnings per Share
(Loss) income from continuing operations per common share	$(0.17)		$0.00
Discontinued operations per common share	$0.00		$0.25
(Loss) income per common share	$(0.17)		$0.26

(Loss) income from continuing operations per diluted common share	$(0.17)		$0.00
Discontinued operations per diluted common share	$0.00		$0.25
(Loss) income per diluted common share	$(0.17)		$0.26
Funds From Operations per diluted common share	$0.20		$0.20

(1) Includes an $18.5 million non-cash impairment charge for the quarter ended December 31, 2012 related to Eastland Mall in Columbus, Ohio.
(2) Noncontrolling interest is comprised of both the noncontrolling interest in Town Square at Surprise and the interest held by GPLP's unit holders for the three months ending December 31, 2012. For the three months ending December 31, 2011, noncontrolling interest is comprised only of GPLP unit holders' interest.
(3) FFO per share in 2012 and 2011 has been calculated using 145,392 and 111,771 common shares, respectively, which includes common stock equivalents.

GLIMCHER REALTY TRUST
Operating Results
(in thousands, except per share amounts)
(unaudited)

	Years ended December 31,
Statement of Operations	2012		2011

Total revenues	$326,035		$267,447
Total expenses (1)	(274,046)		(202,325)
Operating income	51,989		65,122
Gain on re-measurement of equity method investment	25,068		—
Interest expense, net	(70,596)		(68,674)
Equity in loss of unconsolidated real estate entities, net (2)	(10,127)		(6,380)
Loss from continuing operations	(3,666)		(9,932)
Discontinued operations:
Gain on disposition of property	—		27,800
Income from operations	984		1,477
Net (loss) income	(2,682)		19,345
Allocation to noncontrolling interest	601		212
Less: Preferred stock dividends	(24,969)		(24,548)
Write-off of issuance costs related to preferred share redemptions (3)	(3,446)		—
Net loss to common shareholders	$(30,496)		$(4,991)

Reconciliation of Net Loss to Common Shareholders to Funds From Operations		Per Diluted Common Share		Per Diluted Common Share
Net loss to common shareholders	$(30,496)		$(4,991)
Allocation to noncontrolling interest (4)	(554)		(212)
	(31,050)	$(0.22)	(5,203)	$(0.05)
Real estate depreciation and amortization, net	95,389	0.69	67,767	0.63
Equity in loss of unconsolidated entities, net	10,127	0.07	6,380	0.06
Pro-rata share of unconsolidated entities funds from operations	12,189	0.09	15,258	0.14
Impairment charges	18,477	0.13	—	—
Gain on disposition of property	—	—	(27,800)	(0.26)
Gain on re-measurement of equity method investment	(25,068)	(0.18)	—	—
Funds From Operations	$80,064	$0.58	$56,402	$0.52

Weighted average common shares outstanding - basic	135,152		104,220
Weighted average common shares outstanding - diluted (5)	137,624		107,101

Earnings per Share
Loss from continuing operations per common share	$(0.23)		$(0.32)
Discontinued operations per common share	$0.01		$0.27
Loss per common share	$(0.23)		$(0.05)

Loss from continuing operations per diluted common share	$(0.23)		$(0.32)
Discontinued operations per diluted common share	$0.01		$0.27
Loss per diluted common share	$(0.23)		$(0.05)
Funds From Operations per diluted common share	$0.58		$0.52

(1) Includes an $18.5 million non-cash impairment charge related to Eastland Mall in Columbus, Ohio, a $3.3 million provision to write down a note receivable due from the Tulsa joint venture and a write off of $3.2 million in pre-development costs related to a development in Panama City Beach, Florida in the year ending December 31, 2012. Includes an impairment charge of $9.0 million on land that was previously held for future development in the year ended December 31, 2011.
(2) Includes $12.1 million related to the Company's share of impairment charges for Town Square at Surprise ($1.5 million) and Tulsa Promenade ($10.6 million) in the year ended December 31, 2012. Includes $9.0 million related to the Company's share of an impairment charge for Tulsa Promenade in the year ended December 31, 2011.
(3) Non-cash write-off related to the redemption of preferred shares for the year ending December 31, 3012.
(4) Noncontrolling interest is comprised of both the noncontrolling interest in Town Square at Surprise, beginning July 20, 2012, and the interest held by
GPLP's unit holders for the year ending December 31, 2012. For the year ending December 31, 2011, noncontrolling interest is comprised only of GPLP unit holders' interest.
(5) FFO per share in 2012 and 2011 has been calculated using 138,151 and 107,493 common shares, respectively, which includes the common stock equivalents.

GLIMCHER REALTY TRUST
Selected Balance Sheet Information
(in thousands, except percentages and base rents)
(unaudited)

	December 31, 2012	December 31, 2011

Investment in real estate, net	$2,187,028	$1,754,149
Total assets	$2,329,407	$1,865,426
Mortgage notes and other notes payable	$1,484,774	$1,253,053
Debt / Market capitalization	43.8%	47.7%
Debt / Market capitalization including pro-rata share of joint ventures	46.1%	50.6%

	December 31, 2012	December 31, 2011
Occupancy:
Core Malls (1):
Mall Anchors (2)	96.6%	96.5%
Mall Non-Anchors (3)	93.2%	92.2%
Total Core Mall Portfolio	95.3%	94.8%

Malls excluding Joint Ventures:
Mall Anchors (2)	95.6%	95.3%
Mall Non-Anchors (3)	93.9%	91.5%
Mall Portfolio excluding joint ventures	94.9%	93.9%

Average Base Rents:
Core Malls (1):
Mall Anchors (2)	$7.41	$6.99
In-Line Stores under 10,000 sf (4)	$34.74	$33.37

Malls excluding Joint Ventures:
Mall Anchors (2)	$6.95	$6.39
In-Line Stores under 10,000 sf (4)	$34.52	$32.64

(1) Mall properties including material joint ventures.
(2) Stores over 20,000 sf.
(3) Non-anchors include in-line permanent retail tenants, office, and long-term specialty tenants under 20,000 sf as well as outparcels.
(4) In-line permanent retail stores under 10,000 sf.

Note: Pearlridge Center is reported as a consolidated property in December 2012 and as a joint venture property in December 2011.